Exhibit 23.2

                            CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, No.33-51576) pertaining to Data Research Associates, Inc. Stock Purchase Plan, (Form S-8, No.33-61762) pertaining to the Data Research Associates, Inc. Director Stock Option Plan, (Form S-8, No.333-2372) pertaining to the Data Research Associates, Inc. 1992 Option Plan and (Form S-8, No.33-77160) pertaining to the Data Research Associates, Inc. 401(k) Profit Sharing Plan of our report dated October 2, 1995, with respect to the statements of MULTILIS EUROPE, S.A. (a wholly owned subsidiary of DATA RESEARCH ASSOCIATES, INC.) included in the Annual Report (Form 10-K) of Data Research Associates, Inc. and subsidiaries.


/s/ Deloitte Touche Tohmatsu

Paris, France
December 16, 1996